Ford Motor Company
The American Road
Dearborn, Michigan



                       CONSENT OF COOPERS & LYBRAND


Re: Ford Motor Company Registration Statements Nos. 2-95018, 2-95020, 33-9722, 33-14951, 33-19036, 33-36043, 33-36061, 33-39402,
     33-50087, 33-50194, 33-50238, 33-54304, 33-54344, 33-54348,
     33-54275, 33-54283, 33-54735, 33-54737, 33-55847 and 33-56785
     on Form S-8, and 2-42133, 33-32641, 33-40638, 33-43085,
     33-45887, 33-55474 and 33-55171 on Form S-3


We consent to the incorporation by reference in the above Registration Statements of our report dated January 27, 1995 to the Board of Directors and Stockholders of Ford Motor Company accompanying the financial statements of Ford Motor Company and Subsidiaries included in the Ford Motor Company Current Report on Form 8-K dated February 7, 1995.



COOPERS & LYBRAND L.L.P.

400 Renaissance Center
Detroit, Michigan 48243
February 7, 1995